--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15d of the

                         Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported)
July 18, 2003



                          WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its chapter)


                         Commission File Number 1-14659

           Delaware                                            51-0328154
----------------------------                              ---------------------
(State or other jurisdiction                                  (IRS Employer
     of incorporation)                                    Identification Number)



Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware                                               19890
----------------------------------------                  ----------------------
(Address of principal executive offices)                         (Zip Code)



       Registrant's telephone number, including area code: (302) 651-1000



--------------------------------------------------------------------------------
         (Former names or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

The press release of Wilmington Trust Corporation reporting its financial condition and results of operations for the second quarter of 2003 is attached hereto as Exhibit A and is being furnished pursuant to Item 12 of form 8-K.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        WILMINGTON TRUST CORPORATION




Dated: July 18, 2003
                                        By:    /s/ David R. Gibson
                                               -----------------------------
                                      Name:    David R. Gibson,
                                     Title:    Executive Vice President and
                                               Chief Financial Officer
                                               (Authorized Officer and Principal
                                               Financial Officer)

                                    EXHIBIT A

WILMINGTON TRUST                              Wilmington Trust Corporation
                                              Rodney Square North
                                              1100 North Market Street
                                              Wilmington, DE 19890-0001
News Release
FOR IMMEDIATE RELEASE               Contact:  Ellen J. Roberts
                                              Investor Relations
                                              (302) 651-8069
                                              eroberts@wilmingtontrust.com

WILMINGTON TRUST REPORTS SECOND QUARTER EPS OF $0.49

Wilmington, Del., July 18, 2003 - Wilmington Trust Corporation (NYSE: WL) today reported second quarter 2003 earnings, on a diluted basis, of $0.49 per share. Net income was $32.6 million. This compares with second quarter 2002 earnings per share of $0.52 and net income of $34.2 million. Growth in loan balances and new advisory business revenue was offset by compression in the net interest margin and the effects of equity markets that remained below their year-ago levels.

"Sales were strong in all of our businesses and in all of our markets," said Ted
T. Cecala, Wilmington Trust chairman and chief executive officer. "When you compare the second quarter to the first quarter, you see an 11% increase in net income and earnings per share. In addition, we have made significant progress in reducing expenses."

The protracted low interest rate environment, the flattening yield curve, and the company's asset sensitivity caused the net interest margin to decline to 3.62%. This was 13 basis points lower than for the first quarter of 2003 and 53 basis points lower than for the second quarter of 2002.

Assets under management totaled $30.9 billion and reflected linked-quarter increases at Wilmington Trust and both of its money manager affiliates, growth-style manager Roxbury Capital Management, and value-style manager Cramer Rosenthal McGlynn (CRM). Combined assets under management were 7% higher than for the prior quarter, and 2.5% lower than for the year-ago quarter.

Advisory revenue totaled $49.5 million, which was 2.5% higher than for the prior quarter, and 3.7% lower than for the year-ago quarter. The year-over-year decline was due primarily to the impact of equity market conditions on Roxbury's results.

Expenses were $77.1 million, which was $2.5 million, or 3%, lower than for the 2003 first quarter, and 1.6% higher than for the 2002 second quarter.

Loan balances continued to grow steadily, and surpassed $6 billion, which was an increase over both the prior quarter and the prior year. Credit quality remained stable.

On an annualized basis, the second quarter 2003 return on average assets was 1.53% and return on average stockholders' equity was 17.04%, compared with 1.83% and 19.36%, respectively, for the 2002 second quarter.

In other news, the Board of Directors declared a regular quarterly dividend of $0.27 per share, up 5.9% from the $0.255 per share paid in the second quarter of 2002. The dividend is payable on August 15, 2003, to shareholders of record on August 1, 2003.

LOW INTEREST RATES AND BALANCE SHEET EXPANSION COMPRESS THE NET INTEREST MARGIN

The low interest rate environment continued to cause compression in the net interest margin, as yields declined on loan balances and investment securities, and deposit pricing reached a new low. Funding costs fell, but asset yields fell further.

The average yield on assets from which the company earned revenue dropped 21 basis points from the prior quarter, and 96 basis points from the year-ago quarter. In comparison, the average cost of funds used to support those assets was 8 basis points lower than for the prior quarter and 43 basis points lower than for the year-ago quarter.

The company used the low interest rate environment as an opportunity to strengthen its capital position and add to net interest income. In April, the company issued long-term debt of $250 million in 10-year subordinated notes. The proceeds of the debt issue were invested in the securities portfolio, primarily in mortgage-backed securities. These new investments accounted for the majority of the increase in the size of the portfolio, on average, which was 23% higher than for the prior quarter and 44% higher than for the year-ago quarter.

At the same time, the low rate environment reduced the overall average yield of the investment portfolio by 40 basis points from the prior quarter and 93 basis points from the year-ago quarter. The net average spread on the invested proceeds of the debt issue was 1.65%. This narrow spread accounted for 8 basis points of the decline in the net interest margin.

In the loan portfolio, the growth in balances was offset by a rate environment that continued to drive a high volume of refinancings and pay offs, which resulted in lower yields. The average yield on total loans declined 12 basis points from the prior quarter and 90 basis points from the year-ago quarter.

In the commercial loan portfolio, the average yield was 6 basis points lower than for the prior quarter and 95 basis points lower than for the year-ago quarter. Contributing to these lower yields was a decline in the 3-month LIBOR, which fell 16 basis points during the second quarter, versus a fall of 10 basis points in the first quarter. Approximately one-third, or $1 billion, of the commercial portfolio is tied to LIBOR.

The magnitude of the yield declines in the loan and investment portfolios far outpaced the corresponding adjustments to core deposit pricing. The yield on core interest-bearing deposits reached a new low of 1.05%. This was 12 basis points lower than for the prior quarter and 40 basis points lower than for the year-ago quarter.

"Yields have fallen steadily in each of the past 5 quarters, and the Fed's recent 25-basis-point reduction in interest rates will cause them to decline further," Cecala said. "We could see our net interest margin decrease by as much as another 20 basis points in the third quarter."

REGIONAL ECONOMY DRIVES LOAN GROWTH

Compared to many other parts of the United States, the economic base of the Delaware Valley region is relatively strong, due to its diversification among the financial services, technology, manufacturing, retail, agricultural, and tourism sectors. The health of the economy in this area, in which the company's regional banking business is focused, continued to spur growth in loan balances.

Total loan balances surpassed $6 billion in the second quarter. Compared with the prior quarter, total loan balances, on average, increased $60.1 million, or 1%. Compared with the prior year, average loan balances rose 7%, or $401 million. Approximately 46% of the growth in total loans came from the Delaware market, where Wilmington Trust is the dominant banking company. Approximately 54% of the growth resulted from gains in market share throughout southeastern Pennsylvania.

Increases in commercial loan balances continued to comprise the majority of overall loan growth. Commercial balances, on average, were $3.8 billion. This was 1.8%, or $68.8 million, higher than for the prior quarter, and 12.8%, or $435 million, higher than for the year-ago quarter.

Most of the growth in commercial loan balances occurred in commercial real estate and mortgage lending. Loans were booked across a variety of residential, hotel, industrial, and office projects on both a construction and permanent basis.

Commercial real estate construction balances, on average, were 8.5% higher than for the prior quarter and 30.5% higher than for the year-ago quarter. This was due largely to the growing market for primary, resort, and retirement residential projects. One factor that is fueling the demand for primary residences is the completion of a limited-access highway that links the northern and central parts of Delaware. This highway, Delaware Route 1, has shortened commuting times by as much as 40 minutes, and sparked development in what formerly were rural parts of the state.

Retail loan balances, on average, were $2.2 billion. The overall decline was due to the ongoing sale of all new residential mortgage production into the secondary market. Within the retail portfolio, consumer lending secured by liquid collateral totaled $565.4 million, on average. This was a 6% increase from the prior quarter and a 30% increase from the prior year. These loans are tied primarily to relationships with wealth advisory clients.

Core deposit balances, on average, were $4.3 billion. This was a 1% increase from the prior quarter and an 8% increase from the year-ago quarter, and was in line with trends experienced over the past 8 quarters. More than 95% of core deposits were generated in Delaware. "The increase in core deposits corresponds with the volatility in the financial markets," Cecala said. "Some of our clients have shown a preference for the relative security of lower-yielding bank deposits over equity investing."

CREDIT QUALITY HOLDS STEADY

Nonaccruing loans, other real estate owned (OREO), and period-end loans past due 90 days all decreased from the prior quarter. Net charge-offs totaled $4.4 million, and the net charge-off ratio was 7 basis points. This was unchanged from the prior quarter, in line with historical trends, and 5 basis points higher than for the year-ago quarter. The period-end reserve ratio was 1.44%, which was 1 basis point higher than for the prior quarter and 7 basis points lower than for the year-ago quarter. The ratio of period-end loans past due 90 days was 0.12%, which was a decrease of 2 basis points from the prior quarter.

The $20 million commercial credit (family restaurant and entertainment business) that was transferred to nonaccruing status at the end of the first quarter accounted for the majority of the increase in nonaccuring loans from the year-ago quarter; the 4% increase in the average reserve for loan losses from the year-ago quarter; and the linked-quarter increase of 20% in the provision for loan losses. It also accounted for the majority of the increase in loans rated "doubtful" in the company's internal risk rating analysis.

The year-over-year increase in OREO primarily reflected a residential construction project at a beach resort in Maryland that was classified as OREO in December 2002. Units in this project are being marketed successfully, and no loss is anticipated.

The composition of the loan portfolio remained relatively unchanged. The portfolio is well diversified across commercial and consumer lines.

                                                June 30,         Mar. 31,       June 30,
LOAN PORTFOLIO COMPOSITION                         2003             2003           2002
---------------------------------------         --------         --------       --------
Commercial, financial, and agricultural            37%              36%            35%
Real estate - construction                         10               10              8
Commercial mortgage                                17               18             17
Residential mortgage                               10               10             14
Consumer                                           26               26             26

ASSETS UNDER MANAGEMENT INCREASE; ADVISORY REVENUE REFLECTS EQUITY MARKETS PERFORMANCE

Advisory revenue totaled $49.5 million, which was a 2.5% increase from the prior quarter. The linked-quarter growth was due to higher corporate client revenue, which rose 11%, and a 57% jump in revenue from CRM. CRM's revenue growth reflected its 19% linked-quarter increase in assets under management.

On a year-over-year basis, advisory revenue declined 3.7%. Wealth advisory and corporate client revenue increased during this period. Revenue from CRM remained level, even though CRM's assets under management were 19% lower than for the year-ago quarter. These achievements were not sufficient to compensate for the results at Roxbury Capital Management. Roxbury recorded a $1.2 million loss for the 2003 second quarter, versus revenue of $3.3 million for the 2002 second quarter. This swing represented $0.04 per share.

"While the past several quarters have been difficult for Roxbury, their current investment performance and longer-term outlook are positive. They have taken a number of steps to help restore a positive operating margin," Cecala said. "We take the longer-term view, and we regard Roxbury's current situation as temporary."

Several signs suggest that Roxbury will narrow its quarterly losses during the second half of 2003 and resume making a positive contribution by early 2004. Although assets under management are 34% lower than they were for the year-ago quarter, they are 3.1% higher on a linked-quarter basis. To date, the small-cap product that Roxbury launched in June 2002 has attracted $200 million in new assets. Monthly net outflows have declined 26% since mid-2002. Monthly expenses were $500,000 lower at June 30, 2003, than they were on June 30, 2002. Attrition and the elimination of noncritical support staff reduced headcount from 103 at June 30, 2002, to 84 at March 31, 2003, and 75 at June 30, 2003.

At Wilmington Trust, assets under management increased to $23.8 billion, which was 6% ahead of the prior quarter and 8% ahead of the year-ago quarter. Revenue from wealth advisory services was $33.1 million, which was 4% higher than for the year-ago quarter.

On a linked-quarter basis, wealth advisory revenue declined 1.5%. This was due to the timing of approximately $1 million in estate settlement fees that were recorded in the first quarter. Absent these fees, wealth advisory revenue rose 1.5% from the linked quarter.

The majority of the wealth advisory growth was recorded in Delaware. The other leading contributors to the growth were New York and Pennsylvania. Pennsylvania accounted for 15% of the 2003 second quarter growth, up from 13% for the 2003 first quarter and 9% for the 2002 second quarter. The growth was driven by demand for planning and advice on asset allocation, and sales of the open-architecture investment consulting product.

A proprietary survey conducted during the quarter of new wealth advisory clients revealed that their primary reason for opening accounts at Wilmington Trust was to consolidate accounts and still retain the benefits of using a variety of advisers, an advantage of the company's investment consulting services. Also cited as reasons for choosing Wilmington Trust were the company's reputation, its focus on client service, and the fact that wealth management is a core business, as opposed to being a smaller business in a larger institution.

"Volatility in the financial markets over the past 3 years has caused many high-net-worth individuals and families to reevaluate their risk tolerance levels," Cecala said. "This survey shows that clients place a high value on how our emphasis on asset allocation and strategic rebalancing can mitigate risk."

Wealth advisory fees are priced at the beginning of each month based on market valuations at the end of the previous month. Approximately 70% of wealth advisory income is derived from the market value of assets under management.

Corporate client services revenue was $16.5 million, which was 11% higher than the prior quarter and 8% higher than the year-ago quarter. All three components of this business - capital markets services, entity management services, and retirement services - contributed to the growth.

The largest contributor to corporate client revenue was the capital markets business, which had revenue of $10.7 million. This was an increase of 19% from the linked quarter and 9% from the year-ago quarter. Capital markets revenue accounted for 65% of total corporate client revenue in the second quarter, versus 60% in the prior quarter and 64% in the year-ago quarter.

Most of the capital markets growth was due to higher sales, primarily in European jurisdictions, of trustee and administrative services that support asset-backed securitizations. There was an increase in the number of corporate debt issues for which the company was appointed trustee, as issuers took advantage of low interest rates. In addition, the company was appointed trustee on two large aggregated trust-preferred securities transactions.

The company also was awarded additional liquidating and successor indenture trustee appointments. Because of industry consolidation, and because it has no lending or securities underwriting conflict of interests, Wilmington Trust is one of the few remaining providers of services like these that support distressed companies.

Revenue from entity management services totaled $3.5 million, which was level with the prior quarter and 3% higher than the year-ago quarter. Retirement services revenue was $2.3 million, which was 4% lower than for the prior quarter and 10% higher than for the year-ago quarter.

Corporate client services are performed on a fee-for-service basis that is priced according to the complexity of the services provided. Most are performed under multiyear contracts and generate an annuity-like stream of revenue. Approximately 25% of corporate client revenue is tied to asset valuations; most of that is associated with retirement plan assets for which the company serves as trustee.

EXPENSE MANAGEMENT INITIATIVES UNDERWAY

As a result of the expense management initiatives begun at the end of the first quarter, linked-quarter expenses dropped from $79.6 million to $77.1 million. This was 3% lower than for the prior quarter, and 1.6% higher than for the year-ago quarter.

The largest component of this change was the decline in the incentives and bonuses line, which fell 54.7% from the prior quarter and 41.1% from the prior year. Approximately $3 million of the decrease was due to the elimination of the company-wide profit sharing program.

On a full-time-equivalent basis, staff totaled 2,319. This was 23 fewer staff than at March 31, 2003, and 13 fewer than at June 30, 2002. The reductions were achieved through normal attrition and efforts to limit growth in the size of the workforce.

Salary expense was 4.7% higher than for the prior quarter and 6.1% higher than for the prior year. The increase was due to an extra pay period and a higher accrual for earned but unused vacation. Employment benefits expense decreased 7.3% from the linked-quarter, because of lower payroll taxes related to incentive payments. Employment benefit expense was 14.1% higher than for the year-ago quarter, due to increased health insurance and pension costs.

Other noninterest expense was higher than for the prior and year-ago quarters, primarily due to:

- An increase in consulting expense for third-party investment advisers used in the company's open-architecture investment counseling services.

-     Advertising and contribution costs.

-     Higher legal and audit costs.

On April 17, the company said it would reduce its 2003 expense budget by $20 million, from $325 million to $305 million, by curbing discretionary spending, delaying some capital expenditures, and limiting growth in the size of its workforce. "Our initial steps at curbing the growth of our expenses have been successful, and at a run rate of $77 million, our expenses for the full year will be approximately $310 million. This is level with 2002 expenses," Cecala said. "We continue to seek additional ways to minimize the growth in our expenses over the balance of the year."

CONFERENCE CALL TODAY

Management will discuss results in a conference call today at 10:00 a.m. (EDT). To access the call, dial 800-475-2151. Supporting materials, financial statements, and simultaneous streaming of the conference call audio will be available online at wilmingtontrust.com. A rebroadcast of the conference call will be available from 12:00 noon (EDT) today until 11:59 p.m. (EDT) on Friday, July 25, by calling 877-519-4471 and using PIN number 4024129. To access the rebroadcast from outside the United States, dial 973-341-3080 and use the same PIN number.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements which reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect the company's future financial results are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the U.S. and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, which celebrates its 100th anniversary in 2003, is the 15th largest personal trust provider in the United States.

Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, Tennessee, the Cayman Islands, the Channel Islands, and London, and other affiliates in Dublin and Milan. For more information, visit www.wilmingtontrust.com.

                                    # # #

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2003


                                INCOME STATEMENT

                                                                             Three Months Ended
                                                         ------------------------------------------------------------------



                                                         June 30,      Mar. 31,     Dec. 31,      Sept. 30,     June 30,
(in millions, except per share amounts)                   2003          2003          2002          2002          2002
                                                        --------      --------      --------      --------      --------
Interest income                                         $   94.7      $   92.8      $   96.9      $  100.1      $   99.6
Interest expense                                            24.5          24.5          27.0          29.3          29.0
                                                        --------      --------      --------      --------      --------
      Net interest income                                   70.2          68.3          69.9          70.8          70.6
Provision for loan losses                                   (5.9)         (4.9)         (5.5)         (5.1)         (6.1)
                                                        --------      --------      --------      --------      --------
      Net interest income after provision
          for loan losses                                   64.3          63.4          64.4          65.7          64.5
                                                        --------      --------      --------      --------      --------
Noninterest income:
      Advisory fees:
          Wealth advisory services                          33.1          33.6          32.7          31.2          31.7
          Corporate client services                         16.5          14.9          18.2          17.2          15.3
          Cramer Rosenthal McGlynn                           1.1           0.7           1.2           1.8           1.1
          Roxbury Capital Management                        (1.2)         (0.9)         (1.4)          2.4           3.3
                                                        --------      --------      --------      --------      --------
              Advisory fees                                 49.5          48.3          50.7          52.6          51.4
          Amortization of other intangibles                 (0.3)         (0.3)         (0.3)         (0.7)         (0.2)
                                                        --------      --------      --------      --------      --------
              Advisory fees after
                  amortization of other intangibles         49.2          48.0          50.4          51.9          51.2
                                                        --------      --------      --------      --------      --------
      Service charges on deposit accounts                    7.8           7.3           7.8           7.8           7.4
      Other noninterest income                               6.0           5.8           7.5           5.8           5.7
      Securities gains                                        --            --           2.0            --            --
                                                        --------      --------      --------      --------      --------
          Total noninterest income                          63.0          61.1          67.7          65.5          64.3
                                                        --------      --------      --------      --------      --------
          Net interest and noninterest income              127.3         124.5         132.1         131.2         128.8
                                                        --------      --------      --------      --------      --------
Noninterest expense:
      Salaries and wages                                    31.2          29.8          30.3          30.3          29.4
      Incentives and bonuses                                 4.3           9.5           6.6           7.4           7.3
      Employment benefits                                    8.9           9.6           8.6           7.8           7.8
      Net occupancy                                          5.0           5.4           5.6           5.3           4.8
      Furniture, equipment, and supplies                     7.3           7.3           7.6           8.2           8.2
      Other noninterest expense                             20.4          18.0          23.0          18.1          18.4
                                                        --------      --------      --------      --------      --------
          Total noninterest expense                         77.1          79.6          81.7          77.1          75.9
                                                        --------      --------      --------      --------      --------
          Income before income taxes and
              minority interest                             50.2          44.9          50.4          54.1          52.9
Applicable income taxes                                     17.4          15.3          17.9          19.4          18.5
                                                        --------      --------      --------      --------      --------
          Net income before minority interest               32.8          29.6          32.5          34.7          34.4
Minority interest                                            0.2           0.2           0.2           0.2           0.2
                                                        --------      --------      --------      --------      --------
          Net income                                    $   32.6      $   29.4      $   32.3      $   34.5      $   34.2
                                                        ========      ========      ========      ========      ========

Net income per share
      Basic                                             $   0.50      $   0.45      $   0.49      $   0.53      $   0.52
      Diluted                                               0.49          0.44          0.49          0.52          0.52
Weighted average shares outstanding (in thousands)
      Basic                                               65,790        65,692        65,584        65,631        65,635
      Diluted                                             66,195        66,174        66,148        66,174        66,381
Net income as a percentage of:
      Average assets                                        1.53%         1.46%         1.60%         1.77%         1.83%
      Average stockholders' equity                         17.04         15.97         17.30         18.66         19.36

                                                         Three Months Ended
                                                       --------------------

                                                           % Change From:
                                                         ------------------
                                                          Prior     Prior
(in millions, except per share amounts)                  Quarter      Year
                                                         --------  --------
Interest income                                               2.0      (4.9)
Interest expense                                               --     (15.5)

      Net interest income                                     2.8      (0.6)
Provision for loan losses                                    20.4      (3.3)

      Net interest income after provision
          for loan losses                                     1.4      (0.3)

Noninterest income:
      Advisory fees:
          Wealth advisory services                           (1.5)      4.4
          Corporate client services                          10.7       7.8
          Cramer Rosenthal McGlynn                           57.1        --
          Roxbury Capital Management                         33.3        --

              Advisory fees                                   2.5      (3.7)
          Amortization of other intangibles                    --      50.0

              Advisory fees after
                  amortization of other intangibles           2.5      (3.9)

      Service charges on deposit accounts                     6.8       5.4
      Other noninterest income                                3.4       5.3
      Securities gains                                         --        --

          Total noninterest income                            3.1      (2.0)

          Net interest and noninterest income                 2.2      (1.2)

Noninterest expense:
      Salaries and wages                                      4.7       6.1
      Incentives and bonuses                                (54.7)    (41.1)
      Employment benefits                                    (7.3)     14.1
      Net occupancy                                          (7.4)      4.2
      Furniture, equipment, and supplies                       --     (11.0)
      Other noninterest expense                              13.3      10.9

          Total noninterest expense                          (3.1)      1.6

          Income before income taxes and
              minority interest                              11.8      (5.1)
Applicable income taxes                                      13.7      (5.9)

          Net income before minority interest                10.8      (4.7)
Minority interest                                              --        --

          Net income                                         10.9      (4.7)


Net income per share
      Basic                                                  11.1      (3.8)
      Diluted                                                11.4      (5.8)
Weighted average shares outstanding (in thousands)
      Basic
      Diluted
Net income as a percentage of:
      Average assets
      Average stockholders' equity

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2003

                                INCOME STATEMENT


                                                                Six Months Ended
                                                       ------------------------------------

                                                       June 30,      June 30,         %
(in millions, except per share amounts)                  2003          2002         Change
                                                       --------      --------      --------
Interest income                                        $  187.5      $  195.8          (4.2)
                                                       --------      --------
Interest expense                                           49.0          60.1         (18.5)

     Net interest income                                  138.5         135.7           2.1
Provision for loan losses                                 (10.8)        (11.4)         (5.3)
                                                       --------      --------
     Net interest income after provision
         for loan losses                                  127.7         124.3           2.7
                                                       --------      --------
Noninterest income:
     Advisory fees:
         Wealth advisory services                          66.7          63.0           5.9
         Corporate client services                         31.4          28.8           9.0
         Cramer Rosenthal McGlynn                           1.8           4.7         (61.7)
         Roxbury Capital Management                        (2.1)          7.6            --
                                                       --------      --------
            Advisory fees                                  97.8         104.1          (6.1)
         Amortization of other intangibles                 (0.6)         (0.2)        200.0
                                                       --------      --------
            Total advisory fees after
                amortization of other intangibles          97.2         103.9          (6.4)
                                                       --------      --------
     Service charges on deposit accounts                   15.1          14.3           5.6
     Other noninterest income                              11.9          10.8          10.2
     Securities gains                                        --            --            --
                                                       --------      --------
         Total noninterest income                         124.2         129.0          (3.7)
                                                       --------      --------
         Net interest and noninterest income              251.9         253.3          (0.6)
                                                       --------      --------
Noninterest expense:
     Salaries and wages                                    61.0          58.9           3.6
     Incentives and bonuses                                13.7          16.4         (16.5)
     Employment benefits                                   18.5          16.2          14.2
     Net occupancy                                         10.4           9.4          10.6
     Furniture, equipment, and supplies                    14.7          16.2          (9.3)
     Other noninterest expense                             38.4          34.0          12.9
                                                       --------      --------
         Total noninterest expense                        156.7         151.1           3.7
                                                       --------      --------
         Income before income taxes and
            minority interest                              95.2         102.2          (6.8)
Applicable income taxes                                    32.8          35.7          (8.1)
                                                       --------      --------
         Net income before minority interest               62.4          66.5          (6.2)
Minority interest                                           0.4           0.2         100.0
                                                       --------      --------
         Net income                                    $   62.0      $   66.3          (6.5)
                                                       ========      ========

Net income per share
     Basic                                             $   0.94      $   1.01          (6.9)
     Diluted                                               0.94          1.00          (6.0)
Weighted average shares outstanding (in thousands)
     Basic                                               65,741        65,627
     Diluted                                             66,184        66,445
Net income as a percentage of:
     Average assets                                        1.49%        1.80%
     Average stockholders' equity                         16.52        19.05

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2003

                             STATEMENT OF CONDITION


                                                                                                                 % Change From
                                                                                                              -------------------
                                        June 30,      Mar. 31,      Dec. 31,      Sept. 30,     June 30,       Prior      Prior
(in millions)                             2003          2003          2002          2002          2002        Quarter       Year
                                        --------      --------      --------      --------      --------      --------   --------
Assets:
Cash and due from banks                 $  214.5      $  207.3      $  248.9      $  253.1      $  184.7           3.5       16.1
                                        --------      --------      --------      --------      --------
Federal funds sold and securities
     purchased under agreements to
     resell                                180.9           3.8            --         105.4         302.6           N/M      (40.2)
                                        --------      --------      --------      --------      --------

U.S. Treasury and government agencies      548.6         451.5         489.6         593.4         579.8          21.5       (5.4)
State and municipal                         16.6          16.6          16.6          17.3          17.5            --       (5.1)
Preferred stock                            122.4         119.2         111.8          93.5          82.7           2.7       48.0
Mortgage-backed securities               1,039.1         707.2         507.8         450.8         427.2          46.9      143.2
Other securities                           244.2         250.2         222.9         200.1         172.9          (2.4)      41.2
                                        --------      --------      --------      --------      --------
         Total investment securities     1,970.9       1,544.7       1,348.7       1,355.1       1,280.1          27.6       54.0
                                        --------      --------      --------      --------      --------

Commercial, financial and
   agricultural *                        2,219.6       2,153.6       2,137.1       2,132.5       2,017.9           3.1       10.0
Real estate - construction *               602.1         604.0         591.9         450.4         464.4          (0.3)      29.7
Mortgage-commercial *                    1,038.0       1,055.0       1,065.9         969.0         995.3          (1.6)       4.3
                                        --------      --------      --------      --------      --------
         Total commercial loans          3,859.7       3,812.6       3,794.9       3,551.9       3,477.6           1.2       11.0
                                        --------      --------      --------      --------      --------
Mortgage-residential                       592.3         627.1         677.2         740.9         783.2          (5.5)     (24.4)
Consumer                                 1,037.0       1,029.4       1,046.7       1,067.7       1,019.0           0.7        1.8
Secured with liquid collateral             574.6         539.1         506.3         500.5         462.8           6.6       24.2
                                        --------      --------      --------      --------      --------
         Total retail loans              2,203.9       2,195.6       2,230.2       2,309.1       2,265.0           0.4       (2.7)
                                        --------      --------      --------      --------      --------
         Total loans                     6,063.6       6,008.2       6,025.1       5,861.0       5,742.6           0.9        5.6
Reserve for loan losses                    (87.6)        (86.0)        (85.2)        (86.8)        (86.6)          1.9        1.2
                                        --------      --------      --------      --------      --------
         Net loans                       5,976.0       5,922.2       5,939.9       5,774.2       5,656.0           0.9        5.7
                                        --------      --------      --------      --------      --------
Premises and equipment                     152.1         154.0         155.2         138.2         137.5          (1.2)      10.6
Goodwill                                   247.3         240.1         240.2         239.5         225.7           3.0        9.6
Other intangibles                           21.3          21.4          21.7          17.5          18.3          (0.5)      16.4
Other assets                               176.2         174.5         176.7         158.3         148.1           1.0       19.0
                                        --------      --------      --------      --------      --------
         Total assets                   $8,939.2      $8,268.0      $8,131.3      $8,041.3      $7,953.0           8.1       12.4
                                        ========      ========      ========      ========      ========

Liabilities and Stockholders' Equity:
Noninterest-bearing demand              $  944.4      $  919.1      $1,189.6      $  919.4      $  897.0           2.8        5.3
Savings                                    368.7         366.5         349.3         343.3         362.7           0.6        1.7
Interest-bearing demand                  2,302.5       2,129.9       1,833.6       1,846.0       1,865.9           8.1       23.4
Certificates under $100,000                836.7         867.5         884.1         898.6         882.4          (3.6)      (5.2)
Local CDs $100,000 and over                125.8         136.9         135.3         176.5         195.3          (8.1)     (35.6)
                                        --------      --------      --------      --------      --------
         Total core deposits             4,578.1       4,419.9       4,391.9       4,183.8       4,203.3           3.6        8.9
National CDs $100,000 and over           1,910.2       2,157.2       1,945.2       1,913.2       1,852.2         (11.5)       3.1
                                        --------      --------      --------      --------      --------
         Total deposits                  6,488.3       6,577.1       6,337.1       6,097.0       6,055.5          (1.4)       7.1
                                        --------      --------      --------      --------      --------

Federal funds purchased and
     securities sold under
     agreements to repurchase            1,083.4         627.9         692.8         814.5         836.4          72.5       29.5
U.S. Treasury demand                        32.5          10.7          41.9          91.7          64.5         203.7      (49.6)
                                        --------      --------      --------      --------      --------
         Total short-term borrowings     1,115.9         638.6         734.7         906.2         900.9          74.7       23.9
                                        --------      --------      --------      --------      --------
Other liabilities                          133.2         137.0         157.7         138.3         111.4          (2.8)      19.6
Long-term debt                             420.8         160.5         160.5         160.5         160.5         162.2      162.2
                                        --------      --------      --------      --------      --------
         Total liabilities               8,158.2       7,513.2       7,390.0       7,302.0       7,228.3           8.6       12.9
Minority interest                           (0.1)           --            --            --           0.1            --         --
Stockholders' equity                       781.1         754.8         741.3         739.3         724.6           3.5        7.8
                                        --------      --------      --------      --------      --------
        Total liabilities and
         stockholders' equity           $8,939.2      $8,268.0      $8,131.3      $8,041.3      $7,953.0           8.1       12.4
                                        ========      ========      ========      ========      ========

*   Certain commercial loan balances reclassified

Commercial loan balances for the 2003 first quarter reflect changes that were made after an analysis of ledger coding revealed inconsistencies in the categories in which loans were recorded. This resulted in a reclassification of approximately $192 million, or 5%, of the commercial portfolio.

The $192 million was moved out of the general commercial and industrial category. Approximately $90 million of that amount was reclassified as commercial real estate loans, and the remaining $102 million was moved into the commercial mortgage category.

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2003

                         AVERAGE STATEMENT OF CONDITION


                                          2003          2003          2002          2002          2002          % Change From
                                                                                                              -------------------
                                         Second         First        Fourth        Third         Second         Prior       Prior
(in millions)                           Quarter       Quarter       Quarter       Quarter       Quarter        Quarter      Year
                                        --------      --------      --------      --------      --------      ---------   --------
Assets:
Cash and due from banks                 $  182.4      $  187.0      $  201.1      $  185.9      $  167.6          (2.5)        8.8
                                        --------      --------      --------      --------      --------
Federal funds sold and securities
     purchased under agreements to
     resell                                 38.4          24.1          63.5          16.4          17.4          59.3       120.7
                                        --------      --------      --------      --------      --------

U.S. Treasury and government agencies      528.8         461.0         588.4         591.9         582.6          14.7        (9.2)
State and municipal                         16.6          16.5          16.8          17.2          17.4           0.6        (4.6)
Preferred stock                            120.1         114.0          99.4          85.4          80.4           5.4        49.4
Mortgage-backed securities                 888.8         642.6         434.5         447.6         400.9          38.3       121.7
Other securities                           240.9         227.5         213.9         189.0         169.2           5.9        42.4
                                        --------      --------      --------      --------      --------
         Total investment securities     1,795.2       1,461.6       1,353.0       1,331.1       1,250.5          22.8        43.6
                                        --------      --------      --------      --------      --------

Commercial, financial and agricultural   2,190.8       2,214.8       2,208.4       2,055.7       1,941.1          (1.1)       12.9
Real estate - construction                 590.8         544.6         469.3         448.7         452.6           8.5        30.5
Mortgage-commercial                      1,054.6       1,008.0         980.3         986.1       1,007.5           4.6         4.7
                                        --------      --------      --------      --------      --------
         Total commercial loans          3,836.2       3,767.4       3,658.0       3,490.5       3,401.2           1.8        12.8
                                        --------      --------      --------      --------      --------
Mortgage-residential                       604.7         649.0         708.9         759.0         800.3          (6.8)      (24.4)
Consumer                                 1,031.4       1,028.3       1,031.9       1,027.8         999.0           0.3         3.2
Secured with liquid collateral             565.4         532.9         499.2         483.0         436.3           6.1        29.6
                                        --------      --------      --------      --------      --------
         Total retail loans              2,201.5       2,210.2       2,240.0       2,269.8       2,235.6          (0.4)       (1.5)
                                        --------      --------      --------      --------      --------
         Total loans                     6,037.7       5,977.6       5,898.0       5,760.3       5,636.8           1.0         7.1
Reserve for loan losses                    (84.7)        (84.5)        (84.9)        (85.9)        (81.4)          0.2         4.1
                                        --------      --------      --------      --------      --------
         Net loans                       5,953.0       5,893.1       5,813.1       5,674.4       5,555.4           1.0         7.2
                                        --------      --------      --------      --------      --------
Premises and equipment                     153.7         154.9         144.0         138.9         139.1          (0.8)       10.5
Goodwill                                   245.8         240.2         240.5         245.2         229.0           2.3         7.3
Other intangibles                           21.3          21.6          16.6          11.1          11.5          (1.4)       85.2
Other assets                               177.6         176.7         159.5         150.3         145.5           0.5        22.1
                                        --------      --------      --------      --------      --------
         Total assets                   $8,567.4      $8,159.2      $7,991.3      $7,753.3      $7,516.0           5.0        14.0
                                        ========      ========      ========      ========      ========

Liabilities and Stockholders' Equity:
Noninterest-bearing demand              $  796.4      $  800.7      $  970.3      $  777.3      $  705.7          (0.5)       12.9
Savings                                    369.4         357.3         346.5         355.8         364.8           3.4         1.3
Interest-bearing demand                  2,127.0       2,062.9       1,812.6       1,767.7       1,818.0           3.1        17.0
Certificates under $100,000                851.5         874.6         891.6         891.8         884.7          (2.6)       (3.8)
Local CDs $100,000 and over                139.6         151.1         168.7         178.8         180.1          (7.6)      (22.5)
                                        --------      --------      --------      --------      --------
         Total core deposits             4,283.9       4,246.6       4,189.7       3,971.4       3,953.3           0.9         8.4
National CDs $100,000 and over           1,979.5       2,066.3       1,987.4       2,027.0       1,764.3          (4.2)       12.2
                                        --------      --------      --------      --------      --------
         Total deposits                  6,263.4       6,312.9       6,177.1       5,998.4       5,717.6          (0.8)        9.5
                                        --------      --------      --------      --------      --------

Federal funds purchased and
     securities sold
     under agreements
     to repurchase                         985.3         778.7         753.0         705.3         794.6          26.5        24.0
U.S. Treasury demand                         8.4           8.1          16.3          27.3          15.9           3.7       (47.2)
                                        --------      --------      --------      --------      --------
         Total short-term borrowings       993.7         786.8         769.3         732.6         810.5          26.3        22.6
                                        --------      --------      --------      --------      --------
Other liabilities                          135.0         152.5         143.5         128.2         118.9         (11.5)       13.5
Long-term debt                             407.9         160.5         160.5         160.5         160.5         154.1       154.1
                                        --------      --------      --------      --------      --------
         Total liabilities               7,800.0       7,412.7       7,250.4       7,019.7       6,807.5           5.2        14.6
Minority interest                            0.1           0.1           0.1           0.1           0.1            --          --
Stockholders' equity                       767.3         746.4         740.8         733.5         708.4           2.8         8.3
                                        --------      --------      --------      --------      --------
        Total liabilities and
         stockholders' equity           $8,567.4      $8,159.2      $7,991.3      $7,753.3      $7,516.0           5.0        14.0
                                        ========      ========      ========      ========     ========

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2003

                                                          RATES


                                                  2003              2003             2002              2002               2002
                                                 Second            First            Fourth             Third             Second
YIELDS/RATES (TAX-EQUIVALENT BASIS)              Quarter          Quarter           Quarter           Quarter            Quarter
                                                 -------          -------           -------           -------            -------
Earning assets:
FEDERAL FUNDS SOLD AND SECURITIES
     PURCHASED UNDER AGREEMENTS TO RESELL          1.32%             1.40%            1.65%              2.77%              2.46%

U.S. Treasury and government agencies              3.29              3.73             4.14               4.27               4.31
State and municipal                                9.01              8.97             9.04               8.97               8.97
Preferred stock                                    7.40              7.68             7.99               8.13               8.33
Mortgage-backed securities                         4.47              4.97             5.38               5.68               5.99
Other securities                                   2.93              3.17             3.58               3.55               3.59
TOTAL INVESTMENT SECURITIES                        4.15              4.55             4.80               4.95               5.08

Commercial, financial and agricultural             4.45              4.53             4.83               5.20               5.45
Real estate - construction                         4.56              4.45             4.62               5.23               5.19
Mortgage-commercial                                5.47              5.63             5.88               6.34               6.40
TOTAL COMMERCIAL LOANS                             4.75              4.81             5.08               5.53               5.70
Mortgage-residential                               6.77              6.82             6.83               6.82               6.90
Consumer                                           6.68              6.85             7.03               7.20               7.38
Secured with liquid collateral                     2.73              2.87             3.17               3.35               3.44
TOTAL RETAIL LOANS                                 5.69              5.88             6.11               6.25               6.44
TOTAL LOANS                                        5.09              5.21             5.47               5.81               5.99
TOTAL EARNING ASSETS                               4.86              5.07             5.32               5.65               5.82

Funds supporting earning assets
Savings                                            0.15              0.23             0.24               0.25               0.25
Interest-bearing demand                            0.45              0.47             0.51               0.60               0.57
Certificates under $100,000                        2.80              3.05             3.29               3.46               3.50
Local CDs $100,000 and over                        1.78              1.99             2.38               2.36               2.70
CORE INTEREST-BEARING DEPOSITS                     1.05              1.17             1.35               1.46               1.45
National CDs $100,000 and over                     1.56              1.69             1.92               2.14               2.26
TOTAL INTEREST-BEARING DEPOSITS                    1.23              1.36             1.57               1.72               1.74

Federal funds purchased and securities sold
     under agreements to repurchase                1.54              1.64             1.86               2.04               2.19
U.S. Treasury demand                               1.04              0.99             1.22               1.51               1.50
TOTAL SHORT-TERM BORROWINGS                        1.54              1.64             1.85               2.02               2.18
Long-term debt                                     3.62              6.58             6.61               6.61               6.60
TOTAL INTEREST-BEARING LIABILITIES                 1.42              1.52             1.73               1.89               1.93
TOTAL FUNDS USED TO SUPPORT
     EARNING ASSETS                                1.24              1.32             1.46               1.63               1.67
NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)         3.62              3.75             3.86               4.02               4.15

Tax-equivalent net interest income
     income (in millions)                        $ 71.4            $ 69.6           $ 71.2             $ 72.1             $ 71.9

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2003

                                  SUPPLEMENTAL

                                                                      Three Months Ended
                                          --------------------------------------------------------------------------
                                                                                                    % Change From:
                                                                                                   -----------------
                                                                                                             Prior
                                           June 30,   Mar. 31,   Dec. 31,    Sept. 30,   June 30,   Prior     Year
OTHER NONINTEREST EXPENSE (in millions)      2003       2003       2002        2002        2002    Quarter   Quarter
                                          ---------  ---------  ----------  ----------  ---------  --------  -------
Advertising and contributions             $    2.8   $    1.9   $     2.8   $     2.1   $    3.0      47.4%   (6.7)%
Servicing and consulting fees                  3.9        4.0         4.7         3.3        2.9      (2.5)   34.5
Travel, entertainment, and training            1.9        1.5         2.0         2.0        2.1      26.7    (9.5)
Originating and processing fees                1.8        1.8         2.0         1.7        2.0        --   (10.0)
Other noninterest expense                     10.0        8.8        11.5         9.0        8.4      13.6    19.0
                                          --------   --------   ---------   ---------   --------
   Total                                  $   20.4   $   18.0   $    23.0   $    18.1   $   18.4      13.3    10.9
                                          ========   ========   =========   =========   ========

Staffing (FTE)                               2,319      2,342       2,361       2,351      2,332

ASSETS UNDER MANAGEMENT (in billions)

Wilmington Trust                          $   23.8   $   22.5   $    21.7   $    21.5   $   22.0       5.8     8.2
Roxbury Capital Management                     3.3        3.2         3.7         3.9        5.0       3.1   (34.0)
Cramer Rosenthal McGlynn                       3.8        3.2         3.5         3.7        4.7      18.8   (19.1)
                                          --------   --------   ---------   ---------   --------
   Combined assets under management       $   30.9   $   28.9   $    28.9   $    29.1   $   31.7       6.9    (2.5)
                                          ========   ========   =========   =========   ========


CAPITAL (in millions, except per share
  amounts)

Average stockholders' equity              $  767.3   $  746.4   $   740.8   $   733.5   $  708.4       2.8     8.3
Period-end primary capital                   868.9      840.8       826.4       826.0      811.1       3.3     7.1
Per share:
     Book value                              11.85      11.49       11.30       11.28      11.03       3.1     7.4
     Dividends declared                       0.27      0.255       0.255       0.255      0.255       5.9     5.9
Average stockholders' equity to assets        8.96%      9.15%       9.27%       9.46%      9.43%
Total risk-based capital ratio               11.90      10.20       10.19       10.57      10.94
Tier 1 risk-based capital ratio               7.09       7.11        7.07        7.36       7.67
Tier 1 leverage capital ratio                 6.01       6.15        6.11        6.25       6.53


CREDIT QUALITY (in millions)

Period-end reserve for loan losses        $   87.6   $   86.0   $    85.2   $    86.8   $   86.6
Period-end non-performing assets:
     Nonaccrual                               60.4       64.6        42.4        44.4       47.1
     OREO                                      3.2        3.9         3.1         0.3        0.3
Period-end past due 90 days                    7.1        8.3        12.5        22.2        5.5
Period-end renegotiated loans                   --         --          --          --         --

Gross charge-offs                              5.1        5.3         7.9         5.8        3.5
Recoveries                                     0.7        1.2         0.8         0.8        2.3
Net charge-offs                                4.4        4.1         7.1         5.0        1.2

Ratios:
     Period-end reserve to loans              1.44%      1.43%       1.41%       1.48%      1.51%
     Period-end non-performing assets
       to loans                               1.05       1.14        0.76        0.76       0.83
     Period-end loans past due 90 days
       to total loans                         0.12       0.14        0.21        0.38       0.10
     Net charge-offs to average loans         0.07       0.07        0.12        0.09       0.02


INTERNAL RISK RATING

Pass                                         95.62%     95.52%      95.65%      95.62%     95.23%
Watchlisted                                   2.60       2.48        2.57        2.29       2.41
Substandard                                   1.23       1.79        1.53        1.83       2.26
Doubtful                                      0.55       0.21        0.25        0.26       0.12